AMENDMENT NO. 1 TO THE BYLAWS
OF
STONE HARBOR INVESTMENTS, INC.

A Nevada Corporation
As of March 30, 2011

Article VIII of the Bylaws is hereby restated in its entirety as follows:

ARTICLE VIII
Fiscal Year

The fiscal year for the Corporation is January 1 to December 31 and ends on December 31 of each calendar year.

A new Article X of the Bylaws is hereby added as follows:

ARTICLE X
Opt out of NRS 78.378 et seq.

The provisions of NRS 78.378 – 78.3793 do not apply to this Corporation effective as of March 30, 2011.

Except as amended hereby, the Bylaws of the Corporation remain in effect as originally stated.